Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY APPOINTS BRIAN TURNER TO BOARD OF DIRECTORS

Seattle, WA - April 20, 2016 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced that its Board of Directors has appointed Brian V. Turner as a member of the Board and as a member of its Audit and Compensation Committees, effective April 18, 2016.

Turner previously served as the chief financial officer of Coinstar, Inc., a publicly-traded provider of automated retail solutions that changed its name to Outerwall Inc. in 2013. During his six-year tenure at the company, Coinstar grew from approximately 400 employees to more than 2,600 employees, and increased revenue from $175 million to $1 billion. Turner has also held financial leadership positions at RealNetworks, Inc., BSquare Corporation, and Radisys Corporation. Earlier in his career, he held multiple positions at Price Waterhouse, which is now part of PricewaterhouseCoopers LLP.

Currently, Turner sits on the boards of directors for a number of companies, including MicroVision, Inc., a publicly-traded technology company that is a leader in ultra-miniature laser beam scanning display and imaging technology. Turner received a Bachelor of Business Administration degree from the University of Washington in Seattle.

“For decades, Cray has been synonymous with supercomputing and building tools for solving its customers’ biggest computing challenges,” said Turner. “Today, the explosion of big data in the commercial space has created a whole new set of challenges. Cray has a significant opportunity to apply its years of supercomputing expertise towards developing products that help solve problems for a new and expanded set of customers. I’m looking forward to collaborating with Cray’s leadership team as the company works to continue its growth and further take its vast supercomputing experience into the enterprise markets.”

“Brian has an amazing background in finance and strategy, and has played a leadership role in several technology companies that have a track record of impressive growth,” said Peter Ungaro, president and CEO at Cray. “Brian’s insight, knowledge and expertise will be valuable resources for Cray and our leadership team. He is a great addition to our Board, and we are excited to welcome him to Cray.”

About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

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